Exhibit 99.1

Company Contact:
Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Riccardo Pigliucci	Craig Kussman
(858) 228-4113	(858) 228-4113
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL REPORTS FIRST QUARTER 2004 RESULTS

San Diego, CA – April 20, 2004 – Discovery Partners International, Inc. (NASDAQ: DPII) today announced financial results for the three months ended March 31, 2004.

Revenues for the first quarter of 2004 were $11.8 million, a decrease of 7 percent compared to $12.7 million for the first quarter of 2003.  The decrease in revenues for the three-month period versus the 2003 comparable results, which was in line with previously communicated expectations, was primarily due to lower chemistry services revenues resulting from the planned timing of deliverables under the Company’s two major exclusive compound supply collaborations and to the lack of a one-time payment resulting from the termination of a non-exclusive compound supply agreement in the first quarter of 2003.  The decrease in chemistry services revenues was partially offset by increased screening service revenues, as well as higher instrumentation product revenues resulting from higher Crystal Farm™ shipments.

Net income for the first quarter ended March 31, 2004 was $1.0 million, or $0.04 per share compared to net income of $0.3 million, or $0.01 per share, for the same period in 2003.

Gross margin, as a percentage of revenues, for the first quarter of 2004 was 45 percent, up from 28 percent in the first quarter of 2003.  The improvement in gross margin percentage is due to higher services margins resulting in part from operating efficiencies that have increased our margins every quarter beginning in 2003 and in the first quarter of 2004, and in part from expected one-time benefits resulting from the modification of the Company’s chemistry agreement with Pfizer.  Higher screening volumes as well as higher instrumentation product margins resulting from higher volumes also contributed to the higher gross margin percentage for the quarter.

Research and development costs for the first quarter of 2004 were $0.9 million, compared to $0.7 million in the first quarter of 2003.  The increase in research and development costs for the three-month period resulted from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to new Crystal Farm development activities.

Selling, general and administrative costs for the first quarter of 2004 were $3.6 million, up from $3.1 million in the first quarter of 2003.  The increase in selling, general and administrative costs for the three-month period resulted from higher business development costs, which offset savings resulting from the closure of our Tucson facility.

Cash and short-term investments at March 31, 2004 were $72.7 million, an increase of $0.1 million from the balance at December 31, 2003 due primarily to net cash flow provided by operations.

Since our fourth quarter 2003 earnings report, Discovery Partners has achieved several milestones:

•                  On February 18, 2004, the Company announced the signing of a broadened collaboration agreement with Pfizer Inc pursuant to which the Company obtained a firm commitment for at least the first 18 months of the agreement to deliver to Pfizer a broad range of pharmaceutically relevant chemical compounds for Pfizer’s exclusive use. The agreement also gives Pfizer access to DPI’s capability to rapidly prepare and deliver hit follow-up libraries that are designed using the results of Pfizer’s high throughput screening. These compounds assist in the lead optimization phase of the drug discovery process.

•                  Yesterday, the Company announced the signing of a new drug discovery Chemistry agreement with Vertex Pharmaceuticals Incorporated to provide rapid focused library synthesis and medicinal chemistry to complement and assist Vertex in advancing drug discovery for one of its advanced research programs.

•                  In January, we delivered and commissioned two X-Kan High Throughput Chemistry systems to the GlaxoSmithKline facilities in Harlow, UK and Upper Providence, PA.  These systems were developed during 2003 and represent state-of-the-art for automated production of focused drug discovery libraries using solid phase chemistry.

•                  During the quarter we initiated deliveries of Crystal Farm High Throughput Crystallography incubation and imaging systems to Bruker as part of the strategic marketing and distribution agreement signed in 2003.

“We are extremely pleased to report that our performance was in line with our expectations, and that as anticipated, operating efficiencies and contractual amendments allowed the Company to achieve its targeted EPS on lower shipments for the quarter,” commented Riccardo Pigliucci, CEO and Chairman of Discovery Partners.  “We consider it quite an accomplishment to have managed to achieve a level of net income for the quarter comparable to the net income reported by the Company for the entire FY 2003,” concluded Pigliucci.

A conference call discussing first quarter 2004 financial results will be publicly available via the Company’s website, at http://www.discoverypartners.com.  The live webcast will begin at 11:00 am Eastern Time, on Tuesday, April 20, 2004.

About Discovery Partners

Discovery Partners International, Inc. offers integrated services, products, and systems that span the drug discovery continuum, including target characterization, targeted and screening-library design and synthesis, high throughput and high content screening, lead generation and optimization, gene expression analysis, and protein crystallization.  Discovery Partners has actively contributed to dozens of drug discovery collaborations.  Discovery Partners is headquartered in San Diego, California and has operations in the United States, Europe and India.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty.  Discovery Partners’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners’ operations, development efforts and business environment, including the establishment of offshore chemistry operations, our ability to establish collaborations, execute more profitable business and realize operating efficiencies, the integration of acquired businesses, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Selected Consolidated Financial Data

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31
Consolidated Statement of Operations Data	2004	2003
	(Unaudited)

Revenues:
Services	$10,271	$11,953
Products	1,536	750
Total revenues	11,807	12,703
Cost of revenues:
Services	5,461	8,452
Products	1,090	655
Total cost of revenues	6,551	9,107
Gross margin	5,256	3,596

Operating expenses:
Research and development	893	704
Selling, general and administrative	3,562	3,073
Amortization of stock-based compensation	170	85

Total operating expenses	4,625	3,862

Income (loss) from operations	631	(266)

Interest income, net	344	545
Foreign currency transaction gains (losses), net	48	(2)
Other income, net	22	—

Net income	$1,045	$277

Net income per share, basic	$0.04	$0.01

Weighted average shares outstanding, basic	24,533	24,323

Net income per share, diluted	$0.04	$0.01

Weighted average shares outstanding, diluted	25,613	24,501

Summary Balance Sheet	March 31 2003	December 31 2003
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$5,748	$7,846
Short-term investments	66,966	64,728
Accounts receivable, net	9,576	11,875
Inventories, net	5,203	4,148
Prepaid and other current assets	1,557	1,583
Total current assets	89,050	90,180

Restricted cash	1,046	1,197
Property and equipment, net	7,887	8,408
Prepaid royalty	5,733	6,035
Patents and license rights, net	2,530	2,621
Other assets, net	695	743
Total assets	$106,941	$109,184

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$3,774	$5,789
Restructuring accrual	641	744
Deferred revenue	3,125	4,306
Total current liabilities	7,540	10,839

Deferred rent	119	98

Stockholders’ Equity:
Common stock	25	25
Common stock issuable	1,026	1,026
Treasury stock	(776)	(776)
Additional paid-in-capital	201,981	201,686
Deferred compensation	(885)	(1,055)
Accumulated other comprehensive income	497	972
Accumulated deficit	(102,586)	(103,631)
Total stockholders’ equity	99,282	98,247
Total liabilities and stockholders’ equity	$106,941	$109,184

Statement of Cash Flows	Three Months Ended March 31, 2004
(Unaudited)

Net Income	$1,045

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,366
Amortization of stock-based compensation	170

Change in operating assets and liabilities:
Accounts receivable	2,226
Inventories	(1,060)
Other current assets	19
Accounts payable and accrued expenses	(2,340)
Restructuring accrual	(104)
Deferred revenue	(1,098)
Deferred rent	21
Restricted cash	150
Net cash provided by operating activities	395

Investing activities:
Purchases of property and equipment	(426)
Other assets	(21)
Purchase of patents, license rights and other intangible assets	(46)
Purchase of short-term investments, net	(2,254)
Net cash used in investing activities	(2,747)

Financing activities:
Issuance of common stock	295
Net cash provided by financing activities	295
Effect of exchange rate changes	(41)

Net decrease in cash and cash equivalents	(2,098)

Cash and cash equivalents at beginning of period	7,846
Cash and cash equivalents at end of period	$5,748